          NEWS RELEASE

For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Announces New Vice President and Chief Human Resources Officer, Gregory Troy

Racine, WI, February 21, 2006 - Modine Manufacturing Company (NYSE: MOD), a global leader in developing thermal management technologies and solutions for a diversified group of markets including truck, off-highway, automotive, engine, building HVAC and electronics cooling, announced today that Gregory T. Troy, 50, has joined the company as its Vice President and Chief Human Resources Officer, reporting to President and Chief Executive Officer David Rayburn.
Troy, a seasoned executive with more than 17 years of international human resource experience with Fortune 100 companies, will lead Modine’s global human resources functions, including recruiting, training, employee development, strategic development, employee relations, and benefits and compensation.
“We are extraordinarily lucky to have Greg join our organization. He is not only an excellent human resource executive, but also one whose specific skills and experience align very well with Modine’s needs. His proven international experience, solid organizational and leadership development skills, and a track record of helping to build strong management and human resource teams will be an invaluable asset to us as we continue to grow the company,” said David Rayburn, Modine President and Chief Executive Officer.
Troy was most recently the Senior Vice President Human Resources at OMNOVA Solutions in Fairlawn, Ohio, responsible for HR strategic plans, mergers and acquisitions, workforce restructuring, labor relations, succession planning, benefit design, executive compensation and organization development. He directed HR for 10 domestic plants and international manufacturing in the U.K., Thailand and China.
Prior to that, Troy worked as Director of Human Resources at Gencorp, Inc. in Akron, Ohio. He also held various positions at Bosch Braking Systems, Mobil Corporation, Printpack, Inc., Cabledata, Inc., and was an officer in the U.S. Army.
Troy has an undergraduate degree in government, and masters of business administration, both from the University of San Francisco. He and his wife will be relocating to the Racine area.
Founded in 1916, with projected fiscal 2006 revenues from continuing operations of approximately $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the company has more than 8,200 employees at 35 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.
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